Exhibit 107.1
Calculation of Filing Fee Table
FORM
F-3
TOYOTA JIDOSHA KABUSHIKI KAISHA
(Exact Name of Registrant as Specified in Its Charter)
TOYOTA MOTOR CORPORATION
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Non- Convertible Debt	Senior Debt Securities	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					(1)		(1)

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(1)

(1)
An indeterminate amount of senior debt securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is excluding this information in reliance on Rule 456(b) and Rule 457(r). The registrant will calculate the registration fee applicable to an offer of senior debt securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.